UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
VOCERA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1

Commencing on or about May 2, 2018, Vocera Communications, Inc. sent the following email communication to certain employees:
Hello Vocera Team,

As you may know, we filed our proxy statement this month and our annual shareholder meeting is scheduled for June 1. Our proxy includes important proposals that shareholders have the opportunity to vote on, including the approval of an amendment that would add more shares to Vocera’s Equity Incentive Plan as well as other changes. Our Board of Directors unanimously recommends that you vote “FOR” each of the items. I want to encourage all Vocera employees who own shares to vote as soon as possible.

You can vote on the Internet or by telephone or request, sign and return a proxy card to ensure that your shares are represented at the meeting.  For most employees, Vocera shares are held at E*TRADE.  Instructions for how to vote your shares at E*TRADE are provided below.  If you have Vocera shares elsewhere, please follow the instructions you receive from your brokerage firm.

Thank you. If you have any questions about this or investor relations in general, please don’t hesitate to reach out to me or Sue Dooley.
Doug
 Doug Carlen
Vice President, General Counsel

Instructions for voting your shares held at E*TRADE

Your vote is important and voting your shares is easy. You will need a CUSIP number, Account Number and Control Number which were all provided in the communication you received. You may enter your voting instructions and view the shareholder material by using the control number included in the email you received from E*TRADE and clicking on following link: https://www.proxyvote.com

Most of you have shares held with E*TRADE and should have received an email or instructions in the mail on how to vote.  A copy of the instructions from E*TRADE follows.  If you have shares held with other institutions please follow those instructions as they will be slightly different.

Additional supporting documentations can also be found at the following link(s):

Proxy Statement
http://www.edocumentview.com/VCRA
Annual Report
http://www.edocumentview.com/VCRA

If you hold your shares somewhere other than E*TRADE, contact your institution. If you have any questions, please contact E*TRADE Securities at 1-800-786-2575.